Exhibit 99.3

NMI HOLDINGS, INC.

FBR Capital Markets & Co.

1001 Nineteenth Street North, 18th Floor
Arlington, Virginia 22209

Ladies and Gentlemen:

The undersigned understands and agrees as follows:

1.             FBR Capital Markets & Co. (“FBR”) proposes to enter into a Purchase/Placement Agreement (the “Agreement”) with NMI Holdings, Inc., a Delaware corporation (the “Company”), providing for (a) the initial purchase by FBR of shares of the Company’s Class A common stock, $0.01 par value per share (the “Common Stock”), and the resale of such shares by FBR to certain eligible purchasers, (b) the direct sale by the Company of shares of Common Stock to certain accredited investors, and (c) an option for FBR to purchase or place additional shares of Common Stock either for resale by FBR to certain eligible purchasers or for direct sale by the Company to certain “accredited investors” (as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) (all of such shares of Common Stock are collectively referred to as the “Shares” and the transactions referred to in (a), (b) and (c) above are collectively referred to as the “Offering”), in each case, in transactions exempt from the registration requirements of the Securities Act.

2.             In connection with the Offering and pursuant to the terms of a Registration Rights Agreement to be entered into in connection with the closing of the Offering, the Company has agreed to file with the Securities and Exchange Commission one or more registration statements providing for the resale of the Shares under the Securities Act.

3.             In recognition of the benefit that the Offering will confer upon the undersigned and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned hereby agrees that, without the prior written consent of FBR (which consent may be withheld or delayed in FBR’s sole discretion), he, she or it will refrain during the period (the “Lock-Up Period”) commencing on the date of the Agreement and ending on the date that is 180 days after the effective date of the registration statement (provided that if (A) during the last 17 days of this 180-day period, the Company releases earnings results or material news or a material event relating to the Company occurs or (B) prior to the expiration of such 180-day period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of such 180-day period, then in each case the such 180-day period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the managing underwriter(s) waive(s), in writing, such extension) on Form S-1 or such other form under the Securities Act providing for the initial public offering of shares of Common Stock (the “IPO”), from (i) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any equity securities of the Company, or any securities convertible into or exercisable or exchangeable for equity securities of the Company, or (ii)

entering into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of equity securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

4.             In addition, the undersigned agrees that, without the prior written consent of FBR, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

5.             Notwithstanding the foregoing, subject to applicable securities laws and the restrictions contained in the Company’s Second Amended and Restated Certificate of Incorporation, the undersigned may transfer any securities of the Company (including, without limitation, common stock) as follows: (i) pursuant to the exercise and issuance of options; (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; (iv) if the transfer occurs by operation of law, such as rules of intestate succession, (v) as a distribution to stockholders, partners or members of the undersigned, provided that such stockholders, partners or members agree to be bound in writing by the restrictions set forth herein; (vi) any transfer required under any benefit plans or the Company’s amended and restated bylaws; (vii) as required by participants in our stock incentive plan in order to reimburse or pay federal income tax and withholding obligations in connection with vesting of restricted stock grants; (viii) as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth in herein; (ix) pursuant to any underwriting agreement entered into in connection with the IPO, or (ix) with respect to sales of securities acquired after the Closing Time in the open market. For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

For the avoidance of doubt, nothing shall prevent the undersigned from, or restrict the ability of the undersigned to, (i) purchase Common Stock on the open market or (ii) exercise any options or other convertible securities granted under any benefit plan of the Company.

6.             In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

7.             The undersigned acknowledges that FBR is relying on the agreements of the undersigned set forth herein in making its decision to enter into the Agreement and to continue its efforts in connection with the Offering.

8.             This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

9.             This Lock-Up Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

10.          The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-up Agreement and that this Lock-up Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.  Upon request, the undersigned will execute any additional documents reasonably necessary in connection with enforcement hereof.  Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.

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IN WITNESS WHEREOF, the undersigned has executed this Lock-Up Agreement, or caused this Lock-Up Agreement to be executed, as of                , 2012.

Very truly yours,

Name:
Title:

(Address)